EXHIBIT 10.9

THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VERSO PAPER MANAGEMENT LP

MAY [    ] , 2008

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EXHIBITS

A	—	VESTING OF LEGACY CLASS B UNITS
B	—	PARTNER’S NAME, ADDRESS, CAPITAL CONTRIBUTION, UNITS, AND VESTING SCHEDULE AND/OR PERCENTAGE INTEREST (AS APPLICABLE)
C	—	VOTING UNITS
D	—	LEGACY CLASS B UNITS, LEGACY CLASS C UNITS AND LEGACY CLASS D UNITS

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THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VERSO PAPER MANAGEMENT LP

THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Third Amendment”) OF VERSO PAPER MANAGEMENT LP, formerly known as CMP Management LP (the “Partnership”), is made and entered into as of May [    ], 2008, by and among Verso Paper Investments LP (formerly known as CMP Investments LP), a Delaware limited partnership (including any successor entity thereto, “Verso Paper Investments”), as the General Partner and as a Limited Partner, the Non-Employee Directors, each as a Limited Partner, and the Management Limited Partners, each as a Limited Partner. Capitalized terms used in this Third Amendment shall have the meanings ascribed to them in Article II.

ARTICLE I

FORMATION OF THE PARTNERSHIP

1.1 Recitals.

WHEREAS, the Partnership was formed upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware on June 6, 2006;

WHEREAS, the parties hereto wish to amend and restate in its entirety the Second Amended and Restated Limited Partnership Agreement of Verso Paper Management LP dated February 26, 2008 (such agreement, which amended and restated the Amended and Restated Limited Partnership Agreement of Verso Paper Management LP dated December 5, 2006, the “Prior Agreement”) in accordance with Section 14.2 thereof, such that (i) each holder of Class A Units, Class B Units, Class C Units and Class D Units (as such terms are defined in the Prior Agreement) is hereby assigned a Unit as set forth on Exhibit B, some of which will be subject to time-vesting requirements as set forth herein, for each share of Verso Paper Corp. common stock that would have been distributed under the Prior Agreement to such holder if the Partnership had distributed all shares of Verso Paper Corp. Common Stock (as defined below) held by it in kind, valued at the price of such common stock at the Offering, in a hypothetical liquidation of the Partnership pursuant to Section 10.4 of the Prior Agreement; and (ii) each Partner will have the right, subject to certain conditions set forth herein, to require that the Partnership effect an exchange of its Units for shares of Verso Paper Corp. Common Stock held by the Partnership;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Third Amendment hereby agree as follows:

1.2 Name. The name of the Partnership shall be “Verso Paper Management LP”, or such other name as the General Partner may hereafter designate by notice in writing to the Limited Partners.

1.3 Principal Place of Business. The principal place of business of the Partnership shall be 9 West 57th Street, New York, New York 10019, or such other place within or outside the State of Delaware as the General Partner may hereafter designate by notice in writing to the Limited Partners. The Partnership may maintain such other offices and places of business as the General Partner may deem advisable.

1.4 Certificate of Limited Partnership. The General Partner has caused to be executed and filed a Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware on June 6, 2006, as required by Section 17-201 of the Act. The General Partner may execute and file any duly authorized amendments to the Certificate of Limited Partnership from time to time in a form prescribed by the Act. The General Partner will also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner deems necessary or advisable.

1.5 Designated Agent for Service of Process. National Registered Agents is designated as the agent of the Partnership on whom process against the Partnership may be served. The address within the State of Delaware to which the Secretary of State shall mail a copy of any process against the Partnership served upon him is: 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.

1.6 Term. The term of the Partnership commenced on the date that the Certificate of Limited Partnership was filed with the Office of the Secretary of State of the State of Delaware and will continue until the first to occur of the events enumerated in Section 9.1.

ARTICLE II

DEFINED TERMS

The following defined terms shall, unless the context otherwise requires, have the meanings specified in this Article II. The singular shall be deemed to refer to the plural, the masculine gender shall be deemed to refer to the feminine and neuter, and vice versa, as the context may require. The terms “include” or “including” shall be deemed to be followed by the phrase “without limitation”.

2.1	“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.2	“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.3	“Accountants” means a firm of independent accountants as may be engaged from time to time by the General Partner for the Partnership.

2.4	“Act” means the Revised Uniform Limited Partnership Act of the State of Delaware, as amended or modified from time to time.

2.5	“Actions” has the meaning set forth in Section 6.5.3.

2.6	“Additional Limited Partners” means those Persons admitted to the Partnership pursuant to Section 3.3 of this Third Amendment.

2.7	“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

2.7.1 Add to such Capital Account the following items:

(a) The amount which such Partner is obligated to contribute to the Partnership upon liquidation of such Partner’s Interest; and

(b) The amount which such Partner is obligated to restore or is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

2.7.2 Subtract from such Capital Account such Partner’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

2.8	“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant fiscal year.

The foregoing definitions of Adjusted Capital Account and Adjusted Capital Account Deficit are intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.9	“Affiliate” means, when used with reference to a specified Person, (a) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, or (b) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of ten percent (10%) or more of any class of equity securities.

2.10	“Apollo” means CMP Apollo LLC and Verso Paper Investment Management LLC.

2.11	“Apollo Group” means, collectively, Apollo, Apollo Investment Fund VI, L.P. and each of its Affiliates and any other investment fund or vehicle managed by Apollo Management VI, L.P. or any of its Affiliates (including any successors or assigns of any such manager but excluding the Verso Paper Investments LP and any of its Subsidiaries).

2.12	“Beneficial Partnership Owner” has the meaning set forth in Section 8.1.5.

2.13	“Business Day” means any day on which banks are required to be open to conduct business in New York City.

2.14	“Capital Account” means, with respect to each Partner, an account maintained for such Partner on the Partnership’s books and records in accordance with the following provisions:

2.14.1 To each Partner’s Capital Account there shall be added (a) the amount of (i) Cash and (ii) the Gross Asset Value of any property contributed to the Partnership by such Partner, (b) such Partner’s distributive share of (i) Profits and (ii) any items in the nature of income or gain which are specially allocated pursuant to Article V of this Third Amendment and (c) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

2.14.2 From each Partner’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Third Amendment (other than amounts paid as interest or in repayment of principal on any loan by a Partner to the Partnership), (b) such Partner’s distributive share of (i) Losses and (ii) any items in the nature of expenses or losses which are specially allocated pursuant to Article V of this Third Amendment and (c) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

2.14.3 In determining the amount of any liability for purposes of Sections 2.14.1 and 2.14.2 of this Third Amendment, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

2.14.4 If any Interest is transferred in accordance with the terms of this Third Amendment, the transferee shall succeed to a pro rata share of the transferor’s Capital Account, based on the ratio that the portion of the Interest transferred bears to the total Interest of the transferor immediately before the transfer.

2.14.5 A Partner who has more than one Interest shall have a single Capital Account that reflects all such Interests regardless of the class of Interests owned by such Partner and regardless of the time or manner in which such Interests were acquired.

2.14.6 The provisions of this Section 2.14 and the other provisions of this Third Amendment relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the General Partner shall be entitled to make such modification; provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 9.4 of this Third Amendment upon dissolution of the Partnership. The General Partner shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Third Amendment not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

2.15	“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (reduced by the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership).

2.16	“Call Right” has the meaning set forth in Section 8.2.1.

2.17	“Cash” means cash or Cash Equivalents.

2.18	“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the full faith and credit of United States government, (ii) certificates of deposit or bankers acceptances with maturities of one year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; (iii) commercial paper issued by a corporation rated at least “A-1” by Moody’s or the equivalent by Standard and Poor’s and in each case maturing within one year; and (iv) investment funds investing at least ninety-five (95%) of their assets in cash or assets of the types described in clauses (i) through (iv) above.

2.19	“Cash Receipts” means, with respect to any fiscal period, all Cash receipts of the Partnership, whether ordinary or extraordinary, including, without limitation, Cash interest, Cash dividends or Cash distributions from Partnership investments.

2.20

“Cause”, when used in connection with a Termination of Services of a Management Limited Partner, has the same meaning ascribed to such term in any written agreement relating to Services or any severance agreement then in effect between such Management Limited Partner and the Partnership or one of its Subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, means a Termination of Services of the Management Limited Partner by the Partnership or any Subsidiary thereof due to the Management Limited Partner’s (i) material breach of his obligations under any material ancillary agreement entered into in connection with the consummation of the transaction contemplated by the Purchase Agreement which he fails to cure within ten (10) days after receipt of a written notice of such breach; (ii) gross negligence in the performance or intentional non-performance of his duties which he fails to cure within ten (10) days after receipt of a written notice of such negligence; (iii) breach of the Partnership’s or any of its Subsidiaries’ written policies or procedures which causes or is reasonably expected to cause material harm to the Partnership or its Subsidiaries; (iv) intentional misconduct which causes or is reasonably expected to cause material harm to the Partnership or its Subsidiaries or their business reputations; (v) commission of a felony or a crime of moral turpitude; (vi) commission of a material act of dishonesty involving the Partnership or its Subsidiaries or (vii) failure to follow any lawful directive of the General Partner or of the Verso Company Board of Directors delivered to the Management Limited Partner.

2.21	“Change of Control” shall mean the consummation of any transaction or series of transactions (including any merger or consolidation) the result of which is that any Person, other than the Apollo Group or an Affiliate of the Apollo Group, becomes the beneficial owner, directly or indirectly, of (i) more than fifty percent (50%) of the voting securities of the Partnership or its successor entity or (ii) all or substantially all of the consolidated assets of the Partnership and its Subsidiaries. For purposes of this definition, “substantially all” means at least eighty percent (80%) of the assets of the Partnership and its Subsidiaries on a consolidated basis.

2.22	“Closing Date” means the date of the Closing as defined under the Purchase Agreement.

2.23	“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

2.24	“Commission” means the United States Securities and Exchange Commission.

2.25	“Confidential Information” has the meaning set forth in Section 11.2.5(b).

2.26	“Cost” means, with respect to a Partner, the price per Unit (or predecessor Unit) paid by such Partner (as proportionately adjusted for all subsequent distributions of equity and other similar recapitalizations).

2.27	“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

2.28	“Distributable Cash” means, with respect to any fiscal period, Cash Receipts for such fiscal period plus any Cash Receipts from prior period that have not been distributed less amounts set aside for the restoration, increase or creation of Reserves.

2.29	“Disability” when used in connection with a Termination of Services of a Management Limited Partner, has the same meaning ascribed to such term in any written agreement relating to Services or any severance agreement then in effect between such Management Limited Partner and the Partnership or one of its Subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, means, with respect to each Management Limited Partner, that the Management Limited Partner’s absence from his or her duties with the Partnership and its Subsidiaries for not less than twelve (12) consecutive months as a result of incapacity due to mental or physical illness.

2.30	“Exchange Date” has the meaning set forth in Section 8.7.1.

2.31	“Exchange Ratio” has the meaning set forth in Section 8.7.1.

2.32	“Exchange Right” has the meaning set forth in Section 8.7.1.

2.33	“Fair Market Value” with respect to any Units, shall be the fair value of such Units determined from time to time in good faith by the General Partner using its reasonable business judgment taking into account the priority of distributions pursuant to Section 4.1.

2.34	“Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured) under or would otherwise violate or breach (i) any financing arrangement of the Partnership, any of its Subsidiaries or a Parent Issuer in effect as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (ii) any provision of the Partnership’s, any of its Subsidiary’s or Parent Issuer’s constitutional documents.

2.35	“Flow-Through Entity” has the meaning set forth in Section 8.1.5.

2.36	“Forfeiture Transfer” has the meaning set forth in Section 5.10.

2.37	“Forfeited Unit Transferees” has the meaning set forth in Section 5.10.

2.38	“General Partner” means Verso Paper Investments, or if a successor General Partner is appointed under Sections 7.1.1 or 7.1.2, then such successor General Partner.

2.39	“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

2.39.1 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset, as determined by the contributing Partner and the Partnership.

2.39.2 The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the General Partner, immediately prior to the following times:

(a) the acquisition of an additional Interest (other than in connection with the execution of this Third Amendment) by a new or existing Partner in exchange for a Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic Interests of the Partners;

(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an Interest, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic Interests of the Partners in the Partnership;

(c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(d) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

2.39.3 The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross Fair Market Value of such asset on the date of distribution as determined in good faith by the General Partner.

2.39.4 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided that Gross Asset Values shall not be adjusted pursuant to this Section 2.39.4 to the extent that the General Partner determines that an adjustment pursuant to Section 2.39.2 of this Third Amendment is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.39.4.

2.39.5 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to Section 2.39.1, 2.39.2 or 2.39.4 of this Third Amendment, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

2.40	“Indemnitee” has the meaning set forth in Section 6.5.3.

2.41	“Individual Limited Partners” means the Management Limited Partners and the Non-Employee Directors, collectively.

2.42	“Initial Repurchase Deadline” has the meaning set forth in Section 8.2.1.

2.43	“Interest” means the entire ownership interest of a Partner in the Partnership at any particular time, including, without limitation, the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Third Amendment, together with the obligations of such Partner to comply with all of the terms and provisions of this Third Amendment.

2.44	“Investor Investment” means direct or indirect investments in Units of the Partnership made by the Apollo Group on or after the Closing Date, but excluding any purchases or repurchases of Units from any Person other than the Partnership.

2.45	“Issuer Common Stock” means common stock of the same class as that offered to the public (a) with respect to a Subsidiary IPO, by such Subsidiary conducting such Public Offering, or (b) any securities into which such common stock is exchanged, converted or reclassified, including pursuant to any merger, reorganization or reclassification.

2.46	“Legacy Class A Unit” means a Unit that is owned by a Partner as a result of owning a Class A Unit prior to the date hereof.

2.47	“Legacy Class B Unit” means a Unit that is owned by a Partner as a result of owning a Class B Unit prior to the date hereof; provided, however, that each Legacy Class B Unit shall remain subject to the same vesting schedule as prior to the Offering, as set forth on Exhibit A hereto.

2.48	“Legacy Class C Unit” means a Unit that is owned by a Partner as a result of owning a Class C Unit prior to the date hereof.

2.49	“Legacy Class D Unit” means a Unit that is owned by a Partner as a result of owning a Class D Unit prior to the date hereof.

2.50	“Legacy Equity Units” means the Legacy Class B Units, Legacy Class C Units and Legacy Class D Units, collectively.

2.51	“Liabilities” has the meaning set forth in Section 6.5.3.

2.52	“Limited Partner” means each of the Management Limited Partners, the Verso Paper Investments Limited Partner, the Non-Employee Directors and each other Person admitted to the Partnership as an Additional Limited Partner.

2.53	“Liquidity Event” has the meaning set forth in Section 4.1.2.

2.54	“Management Limited Partner” means each Person who is listed as a Management Limited Partner on Exhibit B hereto.

2.55

“Manager Permitted Transferee” means, with respect to any Management Limited Partner, a transferee in (i) a Transfer upon the death of such Management Limited Partner to his/her executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) a Transfer by such Management Limited Partner for estate planning purposes to a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only such Management Limited Partner, his/her spouse (or ex-spouse) or his/her lineal descendants (including adopted), but only if, (x) in the case of clauses (i) and (ii), such transferee becomes a party to, and is bound to the same extent as such Management Limited Partner by the terms of, this Third Amendment and (y) in the case of a Transfer described in clause (ii), the General Partner has given its prior, written approval to such Transfer (which approval shall not be unreasonably withheld).

2.56	“Mandatory Exchange” has the meaning set forth in Section 8.7.9.

2.57	“Non-Employee Directors” means, collectively, the Limited Partners designated as non-employee directors on Exhibit B hereto.

2.58	“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

2.59	“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3) and 1.752-1(a)(2).

2.60	“Offering” means the consummation of the initial public offering and sale of equity securities, on the date hereof, of Verso Paper Corp., pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the 1933 Act.

2.61	“Original Vested Percentage Interest” means with respect to any Partner, the fraction, expressed as a percentage, the numerator of which is the number of Vested Units held by such Partner and the denominator of which is the total number of Vested Units outstanding, in each case, as of the date of this Third Amendment. For the avoidance of doubt, a Partner’s Original Vested Percentage Interest will not change as a result of any Units vesting after the date hereof.

2.62	“Parent Issuer” means any entity directly or indirectly holding equity interests in the Partnership if all or substantially all of the assets held by such entity constitute interests in the Partnership.

2.63	“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

2.64	“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

2.65	“Partner Nonrecourse Deduction” has the meaning set forth in Regulations Section 1.704-2(i).

2.66	“Partners” means, collectively, the General Partner and the Limited Partners.

2.67	“Partnership” has the meaning set forth in the preamble.

2.68	“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

2.69	“Partnership Subsidiary” means a Subsidiary of the Partnership (including Verso Paper).

2.70	“Percentage Interest” means with respect to any Partner, the fraction, expressed as a percentage, the numerator of which is the number of Units held by such Partner as of the date of determination and the denominator of which is the total number of Units outstanding as of the date of determination.

2.71	“Permitted Transfer” has the meaning set forth in Section 8.1.1.

2.72	“Permitted Transferee” means any Person who acquires Interests pursuant to a Permitted Transfer.

2.73	“Person” means any individual, partnership, corporation, limited liability company, trust, estate or other entity.

2.74	“Prior Agreement” has the meaning set forth in Section 1.1.

2.75	“Profits Interest” has the meaning set forth in Section 5.8.

2.76	“Profits” and “Losses” means an amount equal to the Partnership’s taxable income or loss with respect to the relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

2.76.1 Any income of the Partnership (including, for the avoidance of doubt, any return of capital distribution from Verso Paper Corp.) that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 2.76 shall be added to such taxable income or loss.

2.76.2 Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.76, shall be subtracted from such taxable income or loss.

2.76.3 If the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 2.39.2 or 2.39.3 of this Third Amendment, the amount of such adjustment shall be taken into account in the taxable year of adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

2.76.4 Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

2.76.5 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 2.27 of this Third Amendment.

2.76.6 Notwithstanding any other provision of this Section 2.76, any items which are specially allocated pursuant to Article V of this Third Amendment shall not be taken into account in computing Profits or Losses.

2.76.7 To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Profits and Losses.

2.77	“Proxy” has the meaning set forth in Section 11.3.1.

2.78	“Purchase Agreement” means that certain Agreement of Purchase and Sale by and among International Paper Company, a New York Corporation, Verso Paper Investments and Verso Paper, dated as of June 4, 2006, as may be amended, restated, supplemented or otherwise modified from time to time.

2.79	“Registration Rights Agreement” means that certain Registration Rights Agreement Concerning Verso Paper Corp., by and among Verso Paper Corp., Verso Paper Management LP, Verso Paper Investments LP, the Individual Limited Partners, and any other parties thereto, dated as of the date hereof, as may be amended, restated, supplemented or otherwise modified from time to time.

2.80	“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

2.81	“Restricted Period” has the meaning set forth in Section 11.2.2.

2.82	“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the General Partner for working capital, to pay expenses or as a provision for potential liabilities or to pay obligations of the Partnership.

2.83	“Restructuring Event” has the meaning set forth in Section 11.3.3.

2.84	“Sale Date” means, with respect to any Unit, the date on which such Unit was first issued by the Partnership.

2.85	“Services” means (i) a Management Limited Partner’s employment if the Management Limited Partner is an employee of the Partnership or any of its Subsidiaries, (ii) a Management Limited Partner’s services as a consultant, if the Management Limited Partner is a consultant to the Partnership or any of its Subsidiaries, and (iii) a Limited Partner’s services as a non-employee director, if the Limited Partner is a non-employee member of the board of directors of a Subsidiary of the Partnership.

2.86	“Solvent Reorganization” means any solvent reorganization of the Partnership, including by merger, consolidation, recapitalization, Transfer or sale of shares or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with an unaffiliated third party), in which:

(i) all holders of the same class of equity securities of the Partnership are offered a substantially similar amount of consideration in respect of such equity securities;

(ii) the Apollo Group’s pro rata indirect and each Individual Limited Partner’s direct economic interests in the Partnership, relative to each other and all other holders of equity securities of the Partnership, are preserved in all material respects; and

(iii) the rights and obligations of the Apollo Group and each Partner under this Third Amendment are preserved in all material respects.

2.87	“Subsidiary” or “Subsidiaries” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or the functional equivalent thereto) thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the sole managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

2.88	“Subsidiary IPO” means a public offering and sale of equity securities of a Subsidiary of the Partnership or any successor corporation in any transaction or series of related transactions, pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the 1933 Act.

2.89	“Tax Matters Partner” has the meaning set forth in Section 10.4.

2.90	“Term” has the meaning set forth in Section 11.3.1.

2.91	“Termination Event” has the meaning set forth in Section 8.2.1.

2.92	“Termination of Services” means (i) if the Management Limited Partner is an employee of the Partnership or any Subsidiary, the termination of the Management Limited Partner’s employment with the Partnership and each Subsidiary as to which such Management Limited Partner is an employee for any reason, (ii) if the Management Limited Partner is a consultant to the Partnership or any Subsidiary, the termination of the Management Limited Partner’s consulting relationship with the Partnership or its Subsidiary for any reason, and (iii) if the Limited Partner is a non-employee member of the board of directors of a Subsidiary of the Partnership, the termination of the Limited Partner’s directorship with the Subsidiary for any reason.

2.93	“Third Amendment” means this Third Amended and Restated Limited Partnership Agreement, as amended, restated, supplemented or otherwise modified from time to time.

2.94	“Transfer” has the meaning set forth in Section 8.1.1.

2.95	“Transfer Date” has the meaning set forth in Section 8.1.1.

2.96	“Unit” or “Units” means, with respect to each Partner, the Units held by such Partner based on a Partner’s Percentage Interest. A Unit may represent a general partnership Interest if held by the General Partner or a limited partnership Interest if held by a Limited Partner.

2.97	“Units Buyer” has the meaning set forth in Section 8.2.3.

2.98	“Unvested Units” means, as of the date of any determination, with respect to the Units held by an Individual Limited Partner, the number of such Units that are not Vested Units.

2.99	“Verso Company Board of Directors” means the board of directors or similar governing body having the authority to conduct the affairs of any entity that directly or indirectly owns the Business (as such term is defined in the Purchase Agreement).

2.100	“Verso Paper Corp.” means Verso Paper Corp., a Delaware corporation, including any successor entity thereto.

2.101	“Verso Paper Corp. Common Stock” means common stock of Verso Paper Corp. of the same class as that offered to the public pursuant to the Offering.

2.102	“Verso Paper” means Verso Paper LLC, a Delaware limited liability company, including any successor entity thereto.

2.103	“Verso Paper Investments” has the meaning set forth in the preamble.

2.104	“Verso Paper Investments Limited Partner” means Verso Paper Investments, as Limited Partner, and transferees of its Limited Partnership Interests under this Third Amendment.

2.105	“Vested Percentage Interest” means, with respect to any Partner, the fraction, expressed as a percentage, the numerator of which is the number of Vested Units held by such Partner as of the date of determination and the denominator of which is the total number of Vested Units outstanding as of the date of determination.

2.106	“Vested Units” means the Legacy Class A Units, Legacy Class C Units, Legacy Class D Units, and subject to Section 8.3 and Section 8.4, as of the date of any determination, the Legacy Class B Units that have vested.

2.107	“Voting Units” has the meaning set forth in Section 3.6.4.

2.108	“Work Product” has the meaning set forth in Section 11.2.5(c).

ARTICLE III

PARTNERS AND CAPITAL

3.1 General Partner. The name, address, Capital Contribution, number of Units, and, if the General Partner determines appropriate, Percentage Interest of the General Partner are set forth in an Exhibit B delivered to the General Partner.

3.2 Limited Partners. The name, address, Capital Contribution, number and vesting schedule (if applicable) of Units, and, if the General Partner determines appropriate, Percentage Interest of a Limited Partner are set forth in an Exhibit B delivered to such Limited Partner.

3.3 Additional Limited Partners. The General Partner is authorized to admit one or more Additional Limited Partners to the Partnership from time to time, on terms and conditions established by the General Partner. Subject to the terms and provisions contained in this Third Amendment, no action or consent by the Limited Partners shall be required in connection with the admission of any Additional Limited Partner. As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an agreement to be bound by the terms of this Third Amendment. The name, address, Capital Contribution, number and vesting schedule (if applicable) of Units, and, if the General Partner determines appropriate, Percentage Interest of any Additional Limited Partner shall be set forth in an Exhibit B delivered to such Additional Limited Partner.

3.4 Partnership Capital; Units. The Partnership capital consists of Units having the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth or referred to in this Third Amendment. The General Partner is authorized to cause the

Partnership to issue additional Units or new classes of units, which new units may have rights and preferences different from the Units. No Partner shall be paid interest on any Capital Contribution or Capital Account. The Partnership shall not redeem or repurchase any Interest, and no Partner shall have the right to withdraw, or receive any return of, its Capital Contribution or Capital Account, except as specifically provided herein (including pursuant to Section 8.7).

3.5 Liability of Partners. No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership, and a Limited Partner shall be liable only to make its Capital Contribution and shall not be required to lend any funds to the Partnership or, after its Capital Contribution has been paid, to make any further Capital Contribution to the Partnership. The General Partner shall have no personal liability for repayment to the Limited Partners of their Capital Contributions, or for repayment to the Partnership of the negative amounts of such Limited Partners’ Capital Accounts, if any. Any Limited Partner may enforce its rights to payment of any distributions by the Partnership against the other Partners in the event that such distribution is made to the other Partners but such Limited Partner does not receive its share thereof as provided under the terms of this Third Amendment; provided, however, that such Limited Partner (i) may only seek to enforce such rights against those Partners that received such distribution and (ii) may not seek to enforce such rights against such other Partners unless it first uses its commercially reasonable efforts to obtain its share of the distribution from the Partnership.

3.6 Certificate of Interest.

3.6.1 Certificate. Interests may, at the discretion of the General Partner, be represented by a certificate of limited partnership. If issued, the exact contents of a certificate of limited partnership may be determined by action of the General Partner but shall be issued substantially in conformity with the following requirements: (i) the certificates of limited partnership shall be respectively numbered serially, as they are issued, shall be impressed with the seal of the Partnership, if any, and shall be signed by an officer of the General Partner on behalf of the Partnership; (ii) each certificate of limited partnership shall state the name of the Partnership, the fact that the Partnership is organized under the laws of the State of Delaware as a limited partnership, the name of the Person to whom the certificate is issued, the date of issue and the class of Interests represented thereby and the number of Units represented thereby; (iii) each certificate of limited partnership shall be otherwise in such form as may be determined by the General Partner and (iv) each certificate shall be stamped or otherwise imprinted with a legend in substantially the following form, or such legend as may be specified in other agreements between the Partnership and its Limited Partners:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT OF VERSO PAPER MANAGEMENT LP DATED NOVEMBER 1, 2006 AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE OFFICES OF VERSO PAPER MANAGEMENT LP AND ARE

AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT AS THEY RELATE TO SUCH HOLDER.”

3.6.2 Cancellation of Certificate. To the extent certificates are issued, except as herein provided with respect to lost, stolen, or destroyed certificates, no new certificates of limited partnership shall be issued in lieu of previously issued certificates of limited partnership until former certificates for a like number of limited partnership interests shall have been surrendered and cancelled. Upon any Transfer of Interests in accordance with the terms and provisions contained in this Third Amendment, the General Partner shall cause the Partnership to cancel certificate(s), if any, representing the Interests held by the transferring Partner and to issue or reissue, as the case may be, upon consummation of such Transfer new certificate(s) representing the Interests held by the assignee and the Interests held by the transferring Partner, as applicable.

3.6.3 Replacement of Lost, Stolen, or Destroyed Certificate. Any Partner claiming that his, her or its certificate of limited partnership is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity, bond or other surety to the Partnership as required by the General Partner, a new certificate may be issued of the same tenor and representing the same Interests as was represented by the certificate alleged to be lost, stolen, or destroyed.

3.6.4 Voting Rights. Except as otherwise required by law, Partners holding Units set forth on Exhibit C hereto (the “Voting Units”) shall be entitled to one vote per Voting Unit for each matter on which the Partners are entitled to vote. With respect to any matter, Verso Paper Investments LP may vote its Voting Units as a Limited Partner in its sole discretion and shall not owe a fiduciary duty to any other Partner with respect to its voting decisions.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. Except as otherwise provided in this Third Amendment, distributions shall be made at such times and in such amounts as the General Partner determines in its discretion.

4.1.1 Except as provided in Section 4.1.2 or otherwise in this Third Amendment, all distributions shall be distributed to each Partner in proportion to such Partner’s Vested Percentage Interest.

4.1.2 Notwithstanding Section 4.1.1, but subject to Section 9.4, all distributions attributable to proceeds received in a sale or exchange of any Verso Paper Corp. Common Stock held by the Partnership (a “Liquidity Event”) shall be distributed to each Partner in proportion to such Partner’s Percentage Interest.

4.2 Withholding. The Partnership may withhold distributions or portions thereof only if it is required to do so by any applicable rule, regulation, or law, and each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Third Amendment. Any amount paid on behalf of or with respect to a Partner pursuant to this Section 4.2 shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the Partnership that such payment must be made unless: (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of Distributable Cash which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to this Section 4.2 shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Interest in the Partnership to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 4.2. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 4.2 when due, the remaining Partners may, in their respective sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and in such event shall be deemed to have loaned such amount to such defaulting Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Partner hereunder shall bear interest at the prime rate as published from time to time in The Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Partner shall take such actions as the Partnership shall request in order to perfect or enforce the security interest created hereunder. A Partner’s obligations hereunder shall survive the dissolution, liquidation, or winding up of the Partnership.

4.3 Distribution In Kind. If the Partnership makes a distribution in kind, for purposes of this Article IV, the value of all property distributed to any Partner shall be the Fair Market Value of such property on the date of distribution. The Partner’s Capital Accounts and the Profits and Losses shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such securities or other property (that has not been previously reflected in the Capital Accounts) would be allocated among the relevant Partners if there were a taxable disposition of such securities or other property for the Gross Asset Value on the date of distribution, followed by a decrease in such Partner’s Capital Accounts as if the distribution were a distribution of cash to the extent of the Gross Asset Value of such securities of other property on the date of distribution. Securities distributed in kind pursuant to this Section 4.3 shall be subject to such conditions and restrictions as the General Partner determines are required or advisable to ensure compliance with applicable laws.

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

5.1 In General. Profits and Losses of the Partnership shall be determined and allocated with respect to each fiscal year of the Partnership as of the end of such year and at such times as the Gross Asset Value of any Partnership property is adjusted pursuant to Section 2.39.

Subject to the other provisions of this Article V, an allocation to a Partner of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss and deduction that is taken into account in computing Profits or Losses.

5.2 Allocations of Profits and Losses.

5.2.1 Except as otherwise provided in this Article 5, Profits and Losses shall be allocated for each fiscal year or other period to the Partners pro rata in accordance with each Partner’s Vested Percentage Interest.

5.2.2 Notwithstanding Section 5.2.1, but subject to the other provisions of this Article V, Profits and Losses attributable to a Liquidity Event shall be allocated to the Partners such that the positive balance of the Adjusted Capital Account of each Partner immediately following such allocation is, as closely as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner pursuant to Section 4.1.2 if the Partnership sold all of its assets for an amount equal to their Gross Asset Value and all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and the remaining cash was distributed in accordance with the priority set forth in Section 4.1.2.

5.3 Limitation on Allocation of Losses. The Losses allocated to any Partner pursuant to Section 5.2 of this Third Amendment shall not exceed the maximum amount of Losses that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitation set forth in this Section 5.3 with respect to any Partner shall be allocated to other Partners in accordance with this Section 5.3 and to the extent Losses exceed the limitation set forth in this Section 5.3 with respect to each Limited Partner, such amount of any remaining Losses shall be allocated to the General Partner.

5.4 Special Allocation Provisions.

5.4.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.4.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.4.2 Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Recourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.4.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.4.3 Qualified Income Offset. If any Partner unexpectedly receives any adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible. It is intended that this Section 5.4.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.4.4 Adjusted Capital Account Deficit. If the allocation of Loss to a Partner as provided in Section 5.2 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Loss as will not create or increase an Adjusted Capital Account Deficit. The Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their Interests, subject to the limitations of this Section 5.4.4

5.4.5 Section 754 Election. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.4.6 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners in proportion to their Percentage Interests.

5.4.7 Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

5.4.8 Excess Nonrecourse Liabilities. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

5.5 Curative Allocations. The allocations set forth in Sections 5.3 and 5.4 of this Third Amendment (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding any other provision of this Article V, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction among the Partners so that, to the maximum extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

5.6 Additional Provisions.

5.6.1 Except as otherwise provided in this Section 5.6.1 for income tax purposes, under the Code and Regulations, each Partnership item income, gain, loss and deduction shall be allocated between the Partners as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article V. Notwithstanding the foregoing provisions of this Article V, income, gain, loss and deduction with respect to property contributed to the Partnership by a Partner shall be allocated among the Partners, pursuant to Regulations promulgated under Code Section 704(c), so as to take account of the variation, if any, between the adjusted basis of such property to the Partnership and its initial Gross Asset Value (computed in accordance with Section 2.39 of this Third Amendment). In the event the Gross Asset value of any Partnership asset is adjusted pursuant to Section 2.39.2 of this Third Amendment, or in the case of Verso Paper Corp. Common Stock, the Partnership receives a return or capital distribution treated as exempt income taken into account in the calculation of Profits and Losses pursuant to Section 2.76.1, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations. Any elections or other decisions relating to the allocations pursuant to this Section 5.6.1 shall be made by the General Partner in its sole discretion. Allocations pursuant to this Section 5.6.1 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Third Amendment.

5.6.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Third Amendment, upon the advice of the Partnership’s Accountants, the General Partner is hereby authorized to make new allocations in reliance upon the Code, the Regulations and such advice of the Partnership’s Accountants, such new allocations shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner.

5.7 Tax Reporting. The Partners acknowledge and are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income, gain, loss and deductions for federal, state and local income tax purposes.

5.8 Tax Treatment of Partnership Interests Subject to Vesting. The Partnership and each Partner agree to treat any Units set forth on Exhibit D hereto as a separate “Profits Interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Absent a change in law, the Partnership shall treat a Partner holding a Profits Interest as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to such Partner, allocating to such Partner its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each such Partner agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the Profits Interest. Except as required pursuant to a “Determination” as defined in Code Section 1313(a) or a change in law, the Partnership and each Partner agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Partner, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 5.8 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43, 2001-2 C.B. 191. The provisions of this Section 5.8 shall apply regardless of whether or not the holder of a Profits Interest files an election pursuant to Section 83(b) of the Code.

5.9 Proposed Regulations. Each Partner authorizes the General Partner to elect to apply the safe harbor set forth in Proposed Treasury Regulation § 1.83-3(l) (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest) if such proposed Treasury Regulation or a similar Treasury Regulation becomes a Regulation. If the General Partner determines that the Partnership should make such election, the Partners hereby authorize the General Partner to amend this Third Amendment to provide (i) the Partnership is authorized and directed to elect the safe harbor, (ii) the Partnership and each of its Partners (including any person to whom a partnership interest is transferred in connection with the performance of services) agrees to comply with all requirements of the safe harbor with respect to all interests transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners agree to take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective. The Partners authorize the General Partner to amend this Third Amendment to modify Article V to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of Treasury Regulations relating to the tax treatment of the transfer of an interest in connection with the performance of services. Notwithstanding anything to the contrary in this Third Amendment, the General Partner shall not be required to obtain the Partner’s consent to amend the agreement in accordance with this Section 5.9 and each Partner agrees that it will be legally bound by any such amendment.

5.10 Forfeitures. In the event of a forfeiture of a Unit pursuant to Sections 8.2 or 8.3, such Unit and the Capital Account associated therewith, if any, shall be transferred (the “Forfeiture Transfer”) to the other Partners pro rata in accordance with their respective Original Vested Percentage Interests (the “Forfeited Unit Transferees”). If the Forfeiture Transfer gives rise to the receipt of taxable income to the Forfeited Unit Transferee pursuant to Section 83 of the Code in the year of the Forfeiture Transfer or any subsequent year, any deduction to which the Partnership is entitled pursuant to Section 83 of the Code as a result of such income receipt shall be allocated among the Partners (other than the Forfeited Unit Transferee) in the taxable year of the Forfeiture Transfer and any subsequent year in which the Forfeited Unit Transferee recognizes income as a result of the Forfeiture Transfer so as to minimize any income or gain required to be allocated by the Partnership as a result of the Forfeiture Transfer and any excess deduction shall be allocated to the Forfeited Unit Transferee or in such other manner as the Board deems to be appropriate to the extent permitted by law.

ARTICLE VI

RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

6.1 Management of the Partnership.

6.1.1 The General Partner shall conduct, direct and exercise full control over all activities of the Partnership and its Subsidiaries. Subject to the terms and provisions hereof, except as otherwise expressly provided in this Third Amendment, all management powers over the business and affairs of the Partnership and its Subsidiaries shall be exclusively vested in the General Partner (or, in the case of the Subsidiaries, an entity controlled by the General Partner), and no Limited Partner shall have any rights of control or management power over the business and affairs of the Partnership or its Subsidiaries. The General Partner shall, in addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Third Amendment, have full power and authority to do all things deemed necessary, convenient or desirable by it to conduct the business of the Partnership and the Subsidiaries (without any vote or consent of any Limited Partner, except as expressly provided herein), including, without limitation:

(a) the making of any expenditures, the guaranteeing of liabilities and the incurring of any obligations not otherwise prohibited by Section 6.3 it deems necessary for the conduct of the activities of the Partnership;

(b) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger or other combination of the Partnership with or into another entity;

(c) the use of the assets of the Partnership (including, without limitation, cash on hand) for any Partnership purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the repayment of obligations of the Partnership, and the investing of funds in the operations of the Partnership;

(d) the negotiation and execution of any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary for the conduct of the operations of the Partnership or the implementation of its powers under this Third Amendment;

(e) the setting of reserves or the making of distributions of cash or property under Article IV;

(f) the selection and dismissal of employees of the Partnership or outside attorneys, accountants, consultants, agents and contractors and the determination of their compensation and other terms of employment or hiring;

(g) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary;

(h) the formation of, or acquisition of an interest in, and the contribution of property to, any Subsidiary;

(i) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement (or the consent to judgment) of claims and litigation;

(j) the sale of additional Interests (represented by Units or newly issued units) to any Limited Partners or Additional Limited Partner at such times and on such terms as it deems to be in the best interests of the Partnership (including amending this Third Amendment to give effect to same);

(k) the amending of this Third Amendment to reflect the addition of Additional Limited Partners or the reduction of Capital Accounts upon the return of capital to the Partners;

(l) the redemption or repurchase of Units, which need not be on a pro rata basis;

(m) the incurrence of indebtedness for borrowed money or other debt;

(n) the lending of money, the guaranteeing of or other contracting for indebtedness and other liabilities, the bringing and defending of actions at law or in equity and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(o) the determination of the appropriate accounting method or methods to be used by the Partnership;

(p) the commencement of any case, proceeding or action under any laws relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Partnership or adjudicating the Partnership bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Partnership’s debts, or the cooperation with any involuntary action or proceeding seeking the same with respect to the Partnership;

(q) implementing a Solvent Reorganization, including amending this Third Amendment to give effect to same;

(r) effecting a Mandatory Exchange; and

(s) except for clauses (e), (k), (l), and (q), to cause any of the foregoing actions with respect to the Subsidiaries.

6.1.2 No Limited Partner, in such capacity, shall execute any documents for the Partnership or transact any business on its account or its behalf.

6.2 Reliance by Third Parties. Notwithstanding any other provision of this Third Amendment to the contrary, any Person dealing with the Partnership shall be entitled to rely exclusively on the representations of the General Partner as to its power and authority to enter into arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Third Amendment have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every contract, agreement, instrument or document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (a) at the time of the execution and/or delivery thereof this Third Amendment was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Third Amendment and is binding upon the Partnership and (c) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

6.3 Restrictions on Authority of General Partner.

6.3.1 Without the consent of all of the Partners, the General Partner shall not have the authority to:

(a) amend this Third Amendment in violation of Section 13.2;

(b) possess Partnership property for other than a Partnership purpose;

(c) admit a Person as a General Partner, except as provided in this Third Amendment;

(d) take any action, or fail to take any action, that would cause the Partnership to be treated as other than a partnership for U.S. Federal Tax purposes;

(e) take any action, or fail to take any action in violation of the terms of this Third Amendment; or

(f) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

6.4 Duties and Obligations of General Partner.

6.4.1 The General Partner shall take any and all actions which may be necessary, appropriate or advisable for the continuation of the Partnership’s existence as a limited partnership under the laws of the State of Delaware (and under the laws of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and activities related thereto.

6.4.2 The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of its duties hereunder, but the officers and directors of the General Partner shall not be required to devote their full time to the performance of such duties.

6.4.3 The General Partner shall not participate in or consent to the purchase, sale, exchange or other trading of Interests in a manner that may fairly result in the classification of the Partnership as a “publicly traded partnership” within the meaning of Code Section 7704(b).

6.4.4 The General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership does business or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including, without limitation, limited partnership and fictitious name certificates) and other documents as are required by the statutes, rules or regulations of such jurisdictions.

6.5 Liability of General Partner; Indemnification.

6.5.1 Exculpation. To the fullest extent permitted by law, neither the General Partner nor its Affiliates, nor the officers, directors, employees, partners, stockholders, members or agents of any of the foregoing, shall be liable to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission taken or suffered by the General Partner or any such other Person if (i) the act or failure to act of the General Partner or such other Person was in good faith and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, and (ii) the conduct of the General Partner or such other Person did not constitute (a) any act or omission resulting in a criminal conviction therefor which is affirmed by the highest court of applicable jurisdiction, (b) fraud, (c) willful misconduct or (d) gross negligence. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the General Partner or such other Person is not entitled to exculpation hereunder.

6.5.2 Actions of Other Partners or Agents. The General Partner, in its capacity as General Partner of the Partnership, shall not be liable to the Partnership or any other Partner for any action taken by any other Partner, nor shall the General Partner (in the absence of fraud, willful misconduct, gross negligence or any act or omission resulting in a criminal conviction therefor which is affirmed by the highest court of applicable jurisdiction) be liable to the Partnership or any other Partner for any action of any agent of the Partnership which has been selected in good faith by the General Partner with reasonable care.

6.5.3 Indemnification. The Partnership shall indemnify and hold harmless the General Partner and its Affiliates, the Limited Partners and all officers, directors, employees, partners, stockholders, members and agents of any of the foregoing (each, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses (including, without limitation, costs of investigation and attorneys’ fees and disbursements), judgments, fines, settlements and other amounts, of any nature whatever, known or unknown, liquidated or unliquidated (collectively, “Liabilities”) arising out of, resulting from or relating or incidental to any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Partnership or the performance by such Indemnitee of any of the General Partner’s responsibilities hereunder, unless the Indemnitee’s conduct constituted fraud, willful misconduct, gross negligence or any act or omission resulting in a criminal conviction therefor which is affirmed by the highest court of applicable jurisdiction. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee is not entitled to indemnification hereunder; provided that a final, non-appealable judgment or order adverse to the Indemnitee expressly covering the indemnification exceptions set forth above may constitute evidence that the Indemnitee is not so entitled to indemnification.

6.5.4 Advancement of Expenses. Expenses incurred by an Indemnitee in defending any Action subject to this Section 6.5 shall be advanced by the Partnership prior to any judgment or settlement of such Action (but not during any appeal therefrom) entered by any court of competent jurisdiction, which includes a finding that such Indemnitee’s conduct constituted fraud, willful misconduct, gross negligence or any act or omission resulting in a criminal conviction therefor which is affirmed by the highest court of applicable jurisdiction, but only if the Partnership has received a written commitment by or on behalf of the Indemnitee to repay such advances to the extent that, and at such time as, it has been determined by a final, non-appealable judgment or settlement entered by any court of competent jurisdiction that the act or failure to act of the Indemnitee was not in good the indemnitee was not entitled to indemnification under Section 6.5.3. Notwithstanding the foregoing, no expenses shall be advanced if a court of competent jurisdiction determines that any indemnification or advance of expenses is unlawful.

6.5.5 Indemnitee Obligations. Each Indemnitee shall use commercially reasonable efforts to pursue any insurance, contribution or indemnity claims it may have against third parties with respect to the expenses incurred in defending any Action subject to this Section 6.5; provided that no such claims, nor any efforts or obligation hereunder, shall delay the availability of the advances provided in this Section 6.5.5. Each Indemnitee, other than the General Partner, shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Indemnitee.

6.5.6 No Third-Party Beneficiaries. The provisions of this Section 6.5 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

6.5.7 Good Faith Reliance. The General Partner and its Affiliates shall at all times act in a manner that is consistent with its implied contractual covenant of good faith and fair dealing. So long as the General Partner and its Affiliates act in a manner consistent with the implied contractual covenant of good faith and fair dealing and with the express provisions of this Third Amendment, the General Partner and its Affiliates shall not be in breach of any duties (including, without limitation, fiduciary duties) in respect of the Partnership and/or any Limited Partner otherwise applicable at law or in equity. The provisions of this Third Amendment, to the extent that they expand, restrict or eliminate the duties and liabilities of the General Partner and its Affiliates otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of the General Partner and its Affiliates.

6.6 Competitive Opportunity. Subject to the last sentence of this Section 6.6, nothing in this Third Amendment shall restrict or prohibit any of (i) the Partners that are not Management Limited Partners or (ii) any Non-Employee Directors or (iii) any of their respective Affiliates from having business interests and engaging in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or any of its Subsidiaries. None of the other Partners shall have any rights by virtue of this Third Amendment in any business ventures of any single Partner or any of such single Partner’s Affiliates. None of the General Partner, as such, the Partners that are not Management Limited Partners and none of their respective Affiliates shall be obligated to refer investment opportunities to the Partnership, and none of them shall be restricted in any investments it may make, regardless of whether such investment opportunity or investment may be deemed to be a business venture or prospective business venture in which the Partnership could have an interest or expectancy, (a “Competitive Opportunity”). Each of the General Partner, as such, the Partners that are not Management Limited Partners and their respective Affiliates shall have the right to take any investment opportunity for its own account (as a Partner or fiduciary), and to recommend, assign or otherwise transfer any investment opportunity to, or deal in any investment opportunity with, any other Person, regardless of whether such investment opportunity may be deemed to be a “Competitive Opportunity”. None of the General Partner, as such, the Partners that are not Management Limited Partners and none of their respective Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth in this Third Amendment. Nothing in this Section 6.6 shall eliminate, limit or change the fiduciary duties of the General Partner under applicable law.

ARTICLE VII

ADMISSION OF SUCCESSOR AND ADDITIONAL GENERAL

PARTNERS; WITHDRAWAL OF GENERAL PARTNER

7.1 Admission of Successor or Additional General Partners.

7.1.1 The General Partner may at any time designate one or more Persons to be its successor or to be an additional General Partner, in each case with such participation in the General Partner’s Interest as it and such successors or additional General Partners may agree upon; provided that the Interests of the other Partners shall not be affected thereby.

7.1.2 Except in connection with a Transfer to a successor or additional General Partner pursuant to Section 7.1.1 of this Third Amendment, the General Partner shall not have any right to retire or withdraw voluntarily from the Partnership, or to sell, transfer or assign its Interest, except that it may cause to be admitted to the Partnership as an additional General Partner or Partners, or substitute in its stead as the General Partner, any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets or stock and continued its business; provided that the Interests of the other Partners shall not be affected thereby.

7.1.3 By execution of this Third Amendment, each of the Limited Partners hereby consents to the admission of any Person as a successor or additional General Partner pursuant to Sections 7.1.1 and 7.1.2 of this Third Amendment. In each such case, such admission shall, without any further consent or approval of the Limited Partners, be an act of all the Limited Partners.

7.1.4 Any voluntary withdrawal by the General Partner from the Partnership, or any Transfer by the General Partner of its Interest, shall be effective only upon the admission in accordance with Section 7.1.1 or 7.1.2 of this Third Amendment of a successor or additional General Partner, as the case may be.

7.2 Liability of a Withdrawn General Partner. Any General Partner who, for any reason, voluntarily or involuntarily withdraws from the Partnership, or Transfers its Interest, shall be and remain liable for all obligations and liabilities incurred by it as a General Partner prior to the time that such Transfer becomes effective as provided in Section 7.1 of this Third Amendment, but it shall be free of any obligation or liability as a General Partner incurred on account of the activities of the Partnership from and after the time that such Transfer becomes effective.

ARTICLE VIII

TRANSFERS OF LIMITED PARTNERS’ INTERESTS

8.1 Restrictions on Transfers of Interests.

8.1.1 Until the date that is the later of one year following the Offering and the expiration of any underwriter or Partnership “lock-up” agreement (as provided for in the Registration Rights Agreement or otherwise, including pursuant to any policy of the General Partner and/or Verso Paper Corp.) to which a Management Limited Partner is bound applicable to the Offering (such date as it applies to any Management Limited Partner, a “Transfer Date”), except as required by law, no Management Limited Partner may directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in subject to Section 8.1.5, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any economic, voting or other rights in or to (collectively, “Transfer“) any Units except pursuant to (i) Section 8.2 hereof or (ii) a Transfer to a Manager Permitted Transferee (each a “Permitted Transfer”).

8.1.2 Following the Transfer Date, each Management Limited Partner may Transfer his Units only pursuant to (i) a Permitted Transfer or (ii) Section 8.7; provided, however that each Management Limited Partner may Transfer his Units pursuant to clause (ii) only if and to the extent, in the General Partner’s discretion, such Management Limited Partner would be entitled to transfer shares of Verso Paper Corp. Common Stock (without the consent of Verso Paper Corp.) pursuant to the Registration Rights Agreement or in accordance with the requirements of Rule 144 promulgated under the 1933 Act; and provided further that no Management Limited Partner shall be entitled to effect a Transfer of Units under clause (ii) on the basis of his ability to sell shares of Verso Paper Corp. Common Stock pursuant to Rule 144 without the prior written approval of the General Partner.

8.1.3 No Transfer by any Management Limited Partner may be made pursuant to this Article VIII unless (i) the transferee has agreed in writing to be bound by the terms and conditions of this Third Amendment, (ii) the Transfer complies in all respects with the applicable provisions of this Third Amendment, (iii) the Transfer complies in all respects with applicable federal and state securities laws, including the 1933 Act and (iv) the Transfer is made in compliance with all applicable Partnership policies and restrictions (including any trading “window periods” or other policies regulating insider trading); provided that the conditions to Transfer described in clause (i) above shall not apply to a Transfer pursuant to Sections 8.2 or 8.7 hereof.

8.1.4 No Transfer by any Management Limited Partner may be made pursuant to this Article VIII unless and until such Management Limited Partner has first delivered to the Partnership an opinion of counsel (reasonably acceptable in form and substance to the Partnership) that neither registration nor qualification under the 1933 Act and applicable state securities laws is required in connection with such Transfer; provided that the conditions to Transfer described in this Section 8.1.4 shall not apply to a Transfer pursuant to Sections 8.2 or 8.7 hereof.

8.1.5 No Transfer by any Partner may be made if, as a result, the Partnership will have in the aggregate more than one hundred (100) Partners, including as Partners any Person (a “Beneficial Partnership Owner”) owning an interest in a partnership, a limited liability company, a grantor trust, or an S corporation (a “Flow-Through Entity”), that owns, directly or through other Flow-Through Entities, an interest in the Partnership, where substantially all of the value of the Beneficial Partnership Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Partnership.

8.1.6 This Section 8.1 shall apply with respect to all Units held at any time by any Management Limited Partner, regardless of the manner in which such Management Limited Partner initially acquired such Unit.

8.2 Call Option.

8.2.1 If a Management Limited Partner ceases to provide Services for the benefit of the Partnership and its Subsidiaries for any of the reasons set forth in clauses (a), (b) or (c) below (each such event a “Termination Event”), the Partnership shall have the right but not the obligation to purchase (the “Call Right”) from time to time after such termination of Services (x) in the case of any Vested Unit acquired prior to the Termination Event, for a period of nine (9) months immediately following the date of the Termination Event and (y) in the case of any Vested Unit acquired after the Termination Event, for a period of nine (9) months immediately following the Sale Date with respect to such Unit (the final day of each of the aforementioned periods being hereinafter referred to as the “Initial Repurchase Deadline”), and such Management Limited Partner shall be required to sell to the Partnership, any or all of such Vested Units then held by such Management Limited Partner (it being understood that if Vested Units subject to repurchase hereunder may be repurchased at different prices, the Partnership, at its sole discretion, may elect to repurchase all or any portion of the Vested Units, including purchasing only such lower priced Vested Units), at a price per Vested Unit equal to the applicable purchase price determined pursuant to Section 8.2.3 (excluding, in the case of clause (c) below, any such Vested Units that are Legacy Equity Units):

(a) if such Management Limited Partner’s Services for the benefit of the Partnership and its Subsidiaries is terminated due to the Disability or death of the Management Limited Partner or is terminated by the Management Limited Partner for any reason;

(b) if such Management Limited Partner’s Services for the benefit of the Partnership and its Subsidiaries, as applicable, is terminated by the Partnership and its Subsidiaries without Cause; or

(c) if such Management Limited Partner’s Services for the benefit of the Partnership and its Subsidiaries, as applicable, is terminated by the Partnership or any of its Subsidiaries for Cause.

All Vested Units purchased by the Partnership shall be canceled.

Notwithstanding anything to the contrary in this Section 8.2, the Call Right shall not apply to (i) any Unvested Units (which shall automatically be forfeited in accordance with Section 8.3.1), (ii) in the case of a Termination Event specified in Section 8.2.1(c), any Vested Units that are Legacy Equity Units (which shall automatically be forfeited in accordance with Section 8.3.2), or (iii) any Units held by a Management Limited Partner after the one-year anniversary of the date of the Offering (other than any Units the purchase price of which pursuant to Section 8.2.3 is equal to the lesser of (1) the Fair Market Value as of the repurchase date and (2) Cost).

8.2.2 In the event that the Partnership elects not to exercise its Call Right, the Partnership shall provide written notice to the Apollo Group at any time prior to the Initial Repurchase Deadline of (i) its decision not to purchase some or all of such Vested Units and (ii) the number of such Management Limited Partner’s Vested Units which the Partnership will not purchase, and the Apollo Group shall have the right but not the obligation to purchase and such Management Limited Partner shall be required to sell to the Apollo Group, any or all of the Vested Units then held by such Management Limited Partner at a price per Vested Unit equal to the applicable purchase price determined pursuant to Section 8.2.3. The Apollo Group’s rights to purchase such Vested Units and each Management Limited Partner’s corresponding obligation to sell such Vested Units shall terminate on the later of (i) the thirtieth (30th) day following receipt of such notice and (ii) the Initial Repurchase Deadline. Upon receipt of the written notice described above, the Apollo Group shall within ten (10) days of receipt of the Partnership’s notice provide written notice to the Partnership of its election to purchase all or a portion of the Vested Units of the Management Limited Partner. Upon receipt of the Apollo Group’s notice, the Partnership will notify the Management Limited Partner of the Apollo Group’s election, specifying that it is willing to purchase all or a portion of the Vested Units, and the Management Limited Partner will be obligated to sell to the Apollo Group the number of Vested Units elected to be purchased by the Apollo Group.

8.2.3 In the event of a purchase by the Partnership pursuant to Section 8.2.1 and/or the Apollo Group pursuant to Section 8.2.2 (each a “Units Buyer”), the purchase price shall be:

(a) in the case of a Termination Event specified in Section 8.2.1(a) or 8.2.1(b), a price per Vested Unit equal to the Fair Market Value as of the repurchase date; provided, however that if a Management Limited Partner’s Services for the benefit of the Partnership and its Subsidiaries are terminated by the Management Limited Partner for any reason and it becomes known to the Partnership at any time that such Management Limited Partner could have been terminated for Cause, then the purchase price shall be equal to the lesser of (1) the Fair Market Value as of the repurchase date and (2) Cost; and

(b) in the case of a Termination Event specified in Section 8.2.1(c), a price per Legacy Class A Unit equal to the lesser of (1) the Fair Market Value as of the repurchase date and (2) Cost.

8.2.4 The Units Buyer may pay the purchase price for Units subject to the Call Right (i) by delivery of funds deposited into an account designated by the Management Limited Partner, a bank cashier’s check, a certified check or a company check of the Units Buyer for the purchase price; (ii) if the Units Buyer is the Partnership and is prohibited from paying cash by financing or liquidity constraints and is unable to pay the purchase price as provided in clause (iii), by delaying the exercise of the purchase right described under Section 8.2.1 until the earlier of (x) when the financing restrictions lapse and (y) when the Partnership is able to pay the purchase price as provided in clause (iii); or (iii) if the Units Buyer is the Partnership and has the right to purchase such Vested Units (including in respect of a purchase that was delayed pursuant to clause (ii)), by delivery of a number of shares of Issuer Common Stock determined by dividing (A) the aggregate purchase price of the Vested Units being sold by such Management Limited Partner by (B) the price of the Issuer Common Stock as of the close of trading on the trading day immediately prior to the delivery thereof to the Management Limited Partner. Notwithstanding anything to the contrary in this Third Amendment, the Partnership may deduct and withhold from the amounts otherwise payable pursuant to this Third Amendment such amounts as necessary to comply with the Code, or any other provision of applicable law, with respect to the making of such payment.

8.2.5 Notwithstanding anything to the contrary elsewhere herein, the Partnership shall not be obligated to purchase any Vested Units at any time pursuant to this Section 8.2, regardless of whether it has delivered a notice of its election to purchase any such Vested Units, (i) to the extent that (A) the purchase of such Vested Units (together with any other purchases of Vested Units pursuant to Sections 8.2 or 8.7 hereof, or pursuant to similar provisions in any other agreements with other investors of which the Partnership has at such time been given or has given notice) or (B) in the event of an election to purchase such Vested Units with shares of Issuer Common Stock, the issuance of such shares, the purchase of such shares by the Partnership or the distribution of such shares to the Management Limited Partner would result (x) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any governmental authority applicable to the Partnership or any of its Subsidiaries or any of its or their assets (including any unavailability of a registration statement or exemption from registration necessary to allow delivery of shares of Issuer Common Stock to the Management Limited Partner), (y) after giving effect thereto (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), in a Financing Default or (z) in the Partnership being required to disgorge any profit pursuant to Section 16(b) of the 1934 Act, (ii) if immediately prior to such purchase of Vested Units, issuance of Issuer Common Stock or purchase of shares of Issuer Common Stock, as the case may be, there exists a Financing Default which prohibits such issuance or purchase (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), or (iii) if the Partnership does not have funds available to effect such purchase of Vested Units or Issuer Common Stock. The

Partnership shall within thirty (30) days of learning of any such fact so notify the Management Limited Partner that it is not obligated to purchase such Vested Units and has deferred its right to make such purchase until the earliest date on which such violation, potential liability under the 1933 Act or 1934 Act, Financing Default or unavailability of funds would not result therefrom or has ceased. The Partnership agrees to use commercially reasonable efforts to cure any such Financing Default that is curable. To the extent that, pursuant to this Section 8.2.5, the Partnership is not obligated to pay for a Management Limited Partner’s Vested Units in accordance with one of the payment methods described in the first sentence of Section 8.2.4, the Partnership shall, except as otherwise permitted by this Section 8.2.5, be required to pay for such Vested Units pursuant to an alternate method of payment described in the first sentence of Section 8.2.4.

8.2.6 Notwithstanding anything to the contrary contained in this Section 8.2, any Vested Units which the Partnership has elected to purchase from a Management Limited Partner pursuant to this Section 8.2, but which in accordance with Section 8.2.5 are not purchased at the applicable time provided in this Section 8.2, shall be purchased by the Partnership on the tenth (10th) Business Day after such date or dates that it is no longer permitted to defer purchasing such Vested Units under Section 8.2.5, and the Partnership shall give such Management Limited Partner five (5) Business Days’ prior notice of any such purchase.

8.3 Vesting Ceases upon a Termination of Services; Forfeiture of Certain Units.

8.3.1 In the event of any Termination of Services, unless otherwise determined by the General Partner, all Unvested Units held by the Individual Limited Partner whose Service terminated shall cease vesting from and after such Termination of Services and, all such Unvested Units shall be forfeited automatically and without any action by the Partnership and Section 5.10 shall apply.

8.3.2 In the event of a Termination of Services under the circumstances described in Section 8.2.1(c), all Vested Units that are Legacy Equity Units held by the Management Limited Partner whose Service terminated shall be forfeited automatically and without any action by the Partnership and Section 5.10 shall apply. For the avoidance of doubt, any Vested Units held by such Management Limited Partner shall remain subject to the provisions of Section 8.2 (including repurchase at the purchase price determined pursuant to Section 8.2.3).

8.4 Accelerated Vesting. The General Partner may from time to time accelerate the vesting of the Unvested Units, including in connection with a Change of Control. In such event, the General Partner shall use its reasonable best efforts to comply with Section 280G and 409A of the Code, to the extent applicable, so as to avoid the assessment on any Individual Limited Partner of any excise tax or penalty tax under such Code sections, including, if applicable, by submitting any such acceleration to Unit-holder approval.

8.5 Redemption of Legacy Equity Units. In connection with any Change of Control transaction, the Partnership shall have the right to redeem, prior to such Change of

Control transaction and, if the Partnership elects not to so redeem, the Apollo Group shall have the right but not the obligation to purchase, prior to such Change of Control transaction, the Legacy Equity Units in exchange for the consideration per Legacy Equity Unit that the Individual Limited Partners would have been entitled to receive had such Legacy Equity Units been sold in such Change of Control transaction. At least ten (10) days prior to the consummation of any such redemption or purchase, the Partnership or the Apollo Group, as applicable, shall provide written notice of its intention to redeem or purchase such Legacy Equity Units, as applicable (the “Redemption Notice”). The Redemption Notice shall set forth in reasonable detail the terms and conditions of such redemption or purchase, as applicable, including, without limitation, (i) the number of Legacy Equity Units that would be redeemed or purchased, (ii) the price to be paid for such Legacy Equity Units, (iii) all other material terms of the proposed redemption or purchase, and (iv) notice that the Partnership or the Apollo Group intends to redeem or purchase, as applicable, such Legacy Equity Units.

8.6 Redemptions. For purposes of this Article VIII, distributions to a Partner in redemption (in whole or in part) of a Partner’s Units shall be treated as a distribution.

8.7 Exchange Right.

8.7.1 Subject to the conditions upon Transfer set forth in Section 8.1, and subject to the expiration of the Call Right and the Apollo Group repurchase right set forth in Section 8.2, for so long as no Termination Event pursuant to Section 8.2.1(c) or the proviso in Section 8.2.1(a) shall have occurred with respect to a Management Limited Partner, such Management Limited Partner shall have the right, but not the obligation, to exchange (such right, the “Exchange Right”) some or all of the Vested Units such Management Limited Partner holds, beginning one day following the Transfer Date (any such date as it applies to a Management Limited Partner, an “Exchange Date”), and the Partnership shall be required to effect an exchange of such Management Limited Partner’s Vested Units by delivering shares of Verso Paper Corp. Common Stock to the Management Limited Partner in an amount equal to the number of Vested Units being exchanged, calculated on a one-to-one basis where one Vested Unit equals one share of Verso Paper Corp. Common Stock, subject, in each case, to appropriate adjustment which shall be made by the General Partner, for stock splits, stock dividends, combinations or exchanges of shares, consolidations or other distributions (other than normal cash dividends), recapitalizations of Verso Paper Corp. or the Partnership, cancellations of Units and other similar transactions affecting the number of outstanding shares of Verso Paper Corp. Common Stock or Units (after giving effect to any such adjustment, the “Exchange Ratio”). For the avoidance of doubt, subject to the Call Right described in Section 8.2.1, a Management Limited Partner shall remain entitled to the Exchange Right following a Termination Event with respect to such Management Limited Partner pursuant to Sections 8.2.1(b) or 8.2.1(a); provided that, if the Management Limited Partner’s Services for the benefit of the Partnership and its Subsidiaries are terminated by the Management Limited Partner for any reason, then, unless otherwise agreed to in writing by the Partnership, in no event shall such Management Limited Partner be entitled to exercise any Exchange Right during the period beginning on the date of the applicable Termination Event and ending on the expiration of the applicable period referenced in Section 8.2.2.

All Vested Units received by the Partnership pursuant to the Exchange Right shall be canceled.

8.7.2 Each Management Limited Partner who desires to exchange any of his or her Vested Units on or after the applicable Exchange Date shall send written notice to the Partnership of his or her intention to exchange such Units pursuant to this Section 8.7. Such written notice shall set forth the aggregate amount of Vested Units that the Management Limited Partner is requesting to exchange under this Section 8.7 and the manner in which such Management Limited Partner would be permitted transfer a corresponding amount of shares of Verso Paper Corp. Subject to the exercise of any Call Right pursuant to Section 8.2, the closing of the exchange shall take place at the principal office of the Partnership on a date specified by the Partnership no later than thirty (30) days after the giving of such notice.

8.7.3 At the closing of an exchange pursuant to an Exchange Right, the Partnership will pay to the Management Limited Partner the exchange price for the Vested Units being exchanged by delivery of Verso Paper Corp. Common Stock, determined in accordance with Section 8.7.1.

8.7.4 Notwithstanding anything to the contrary elsewhere herein, the Partnership shall not be obligated to exchange any Units at any time pursuant to this Section 8.7 (i) to the extent that (A) the exchange of such Units (together with any other exchanges of Units pursuant to Sections 8.2 or 8.7 hereof, or pursuant to similar provisions in any other agreements with other investors of which the Partnership has at such time been given or has given notice) or (B) the issuance of shares by Verso Paper Corp. or the purchase of such shares by the Partnership would result (x) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any governmental authority applicable to the Partnership or any of its Subsidiaries or any of its or their assets (including any unavailability of a registration statement or exemption from registration necessary to allow delivery of shares of Verso Paper Corp. Common Stock to the Management Limited Partner(s)), (y) after giving effect thereto, in a Financing Default or (z) in the Partnership being required to disgorge any profit to the IPO Entity pursuant to Section 16(b) of the 1934 Act or (ii) if immediately prior to such exchange of Units, issuance of Verso Paper Corp. Common Stock or exchange of shares of Verso Paper Corp. Common Stock, as the case may be, there exists a Financing Default which prohibits any such issuance or exchange. The Partnership agrees to use commercially reasonable efforts to cure any such Financing Default that is curable. To the extent that the Partnership is not obligated to exchange for any Units as described in the first sentence of Section 8.7.3 pursuant to the terms of this Section 8.7.4, the Partnership shall promptly notify any Management Limited Partner that has delivered a notice of exercise of an Exchange Right that it is not obligated to exchange such Units and has deferred its obligation to make such exchange until such violation, potential liability under the 1933 Act or 1934 Act or Financing Default would not result therefrom or has ceased.

8.7.5 Notwithstanding anything to the contrary contained in this Section 8.7, any Units which a Management Limited Partner has elected to exchange with the

Partnership, but which in accordance with Section 8.7.4 are not exchanged at the applicable time provided in this Section 8.7, shall be exchanged by the Partnership for Verso Paper Corp. Common Stock on the tenth (10th) Business Day after such date or dates that it is no longer permitted to defer exchanging such Units under Section 8.7.4, and the Partnership shall give such Management Limited Partner five (5) Business Days prior notice of any such exchange.

8.7.6 Each Partner shall remain a Partner in the Partnership after exercising its Exchange Right or its exchange right pursuant to 8.7.8, and shall be entitled to receive its share of forfeited Units and the associated allocations pursuant to Section 5.10.

8.7.7 Notwithstanding anything herein to the contrary, no Management Limited Partner shall be entitled to Transfer, and the Partnership shall have no obligation to effect any exchange, pursuant to this Section 8.7, to the extent such Management Limited Partner would be restricted or precluded from transferring shares of Verso Paper Corp. Common Stock under the Registration Rights Agreement or otherwise.

8.7.8 For the avoidance of doubt, each of Verso Paper Investments (whether in its capacity as General Partner or as Limited Partner) and each Non-Employee Director shall have the right to Transfer its or his Units, including by requiring the Partnership to effect an exchange of Units in exchange for Verso Paper Corp. Common Stock at the Exchange Ratio then in effect or otherwise, in each case at any time and without restriction.

8.7.9 At any time after the date of this Third Amendment, the General Partner shall have the right, but not the obligation, to cause the Partnership to effect an exchange of, and to require the Partners to exchange, all or any portion of the Units held by the Partners in the Partnership for Verso Paper Corp. Common Stock (a “Mandatory Exchange”) by delivering shares of Verso Paper Corp. Common Stock to each Partner in an amount equal to the number of Units being exchanged by such Partner, calculated on a one-to-one basis where one Unit equals one share of Verso Paper Corp. Common Stock, subject, in each case, to appropriate adjustment which shall be made by the General Partner, for stock splits, stock dividends, combinations or exchanges of shares, consolidations or other distributions (other than normal cash dividends), recapitalizations of Verso Paper Corp. or the Partnership, cancellations of Units and other similar transactions affecting the number of outstanding shares of Verso Paper Corp. Common Stock or Units. In connection with a Mandatory Exchange, each Partner agrees to execute and deliver such documents and certificates necessary or helpful to effectuate such Mandatory Exchange, including the execution of a shareholders agreement that substantially preserves the rights and obligations of the parties to this Third Amendment.

ARTICLE IX

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

9.1 Events Causing Dissolution. The Partnership shall dissolve upon the happening of any of the following events:

9.1.1 The sale or other disposition of all of the property and assets of the Partnership;

9.1.2 The election by the General Partner to dissolve the Partnership;

9.1.3 Judicial dissolution; or

9.1.4 The removal of the General Partner or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership; provided that the Partnership shall not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.1.4 if a successor or additional General Partner has been admitted to the Partnership in accordance with Sections 7.1.1 or 7.1.2.

9.2 Effect of Dissolution. The dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until this Third Amendment has been cancelled and the assets of the Partnership shall have been distributed as provided in Section 9.4 of this Third Amendment. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Third Amendment.

9.3 Capital Contribution upon Dissolution. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account and its share of Profits or Losses and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any Limited Partner.

9.4 Liquidation.

9.4.1 Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and, after allocating all income, gain, loss and deductions resulting therefrom to the Partners pursuant to Article V of this Third Amendment, shall apply and distribute the proceeds thereof, as promptly as reasonably practicable, but, subject to Section 9.4.2, within ninety (90) days following such dissolution, as follows:

(a) first, to the payment of the obligations of the Partnership to third parties, to the expenses of liquidation and to the setting up of any Reserves for contingencies which the General Partner may consider necessary or appropriate; and

(b) thereafter, to the Partners pro rata in accordance with the positive balances in the Partners’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made as a result of the distributions set forth in this Section 9.4.1(b), by the end of the taxable year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation.

9.4.2 Notwithstanding Section 9.4.1 of this Third Amendment, in the event that the General Partner determines that an immediate sale of all or any portion of the Partnership’s assets would cause undue loss to the Partners, the General Partner, in order to avoid such loss, may, after giving notice to all of the Limited Partners, to the extent not then prohibited by the Act, either defer liquidation of and withhold from distributions for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership’s debts and obligations, or distribute the assets to the Partners in kind.

9.4.3 The General Partner shall cause the cancellation of this Third Amendment following the liquidation and distribution of all of the Partnership’s assets.

ARTICLE X

BOOKS AND RECORDS, ACCOUNTING,

INFORMATION RIGHTS, TAX ELECTIONS, ETC.

10.1 Books and Records.

10.1.1 The books and records of the Partnership shall be maintained at the principal office of the Partnership and shall be available (except for the number of Units or Percentage Interest of Partners other than the requesting Partner) for examination there by any Partner or its duly authorized representatives at any and all reasonable times. To the extent permitted by law, the General Partner shall permit Limited Partners and their assignees to inspect and copy such books and records at the Partnership’s expense. The Partnership shall maintain such books and records and provide such financial or other statements as the General Partner in its sole discretion deems advisable, subject to the requirements of this Third Amendment.

10.1.2 The Accountants shall review all annual financial statements of the Partnership, which statements shall be prepared in accordance with generally accepted accounting principles, and shall review or prepare for execution by the General Partner all tax returns of the Partnership.

10.2 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership shall end on December 31 of each year or on such other date permitted under the Code as the General Partner shall determine.

10.3 Information and Audit Rights.

10.3.1 Information Rights. In addition to any rights under applicable law, the Individual Limited Partners shall have the right to financial and business information that any bondholder (including the information that would be provided to a Rule 144A investor) receives from the Partnership or any Subsidiary of the Partnership.

10.3.2 Audit Rights. The Individual Limited Partners shall have the right to request and receive information from the General Partner with respect to the calculation of the Investor IRR and payments made in connection therewith.

10.4 Designation of Tax Matters Partner. The General Partner is hereby designated as the “Tax Matters Partner” of the Partnership under Code Section 6231(a)(7) to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. Any Partner or assignee may participate in such administrative proceedings relating to the determination of Partnership items at the Partnership level, to the extent permitted by the Code. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be paid from Partnership assets. Each Limited Partner or assignee that elects to participate in such proceedings shall be responsible for its own expenses incurred in connection with such participation. The cost of any adjustments to a Limited Partner or assignee, and the cost of any resulting audits or adjustments of a Limited Partner’s or assignee’s tax return, will be borne solely by the affected Limited Partner or assignee.

ARTICLE XI

CERTAIN RIGHTS AND AGREEMENTS OF THE

INDIVIDUAL LIMITED PARTNERS

11.1 Registration Rights. The Individual Limited Partners shall have registration rights set forth in the Registration Rights Agreement.

11.2 Non-Solicitation; Non-Compete; Confidentiality.

11.2.1 Each Individual Limited Partner shall be bound by the non-compete and non-solicitation provisions contained in this Section 11.2, unless (i) such Individual Limited Partner is a Non-Employee Director or (ii) such Individual Limited Partner is a party to an employment or other agreement with the Partnership or any of its Subsidiaries which contains non-compete and non-solicitation provisions or otherwise expressly waives the provisions of this Section 11.2, in which event such Individual Limited Partner shall only be bound by the non-compete and non-solicitation provisions contained in such employment agreement or the provisions of such other agreement and shall not be bound by the provisions of this Section 11.2.

11.2.2 During the period (the “Restricted Period”) commencing on the date hereof and ending on the later of (a) the first anniversary of the date of the Termination of Services of the Individual Limited Partner or (b) the last day of the period during which the Individual Limited Partner is paid severance by the Partnership or any of its Subsidiaries under any plan, program, agreement or arrangement (which severance is at least equivalent in amount per payroll period to the base salary earned by such Individual Limited Partner in the regular payroll period immediately prior to his or her Termination of Services), the Individual Limited Partner shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Partnership or any Subsidiary of the Partnership to leave the employ of the Partnership or such Subsidiary, or in any way interfere with the relationship between the Partnership or any such Subsidiary, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Partnership or any Subsidiary of the Partnership (or any predecessor thereof), or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Partnership or any Subsidiary of the Partnership

to cease doing business with the Partnership or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Partnership or any such Subsidiary, on the other hand.

11.2.3 Each Individual Limited Partner acknowledges that, in the course of his or her employment with the Partnership and/or its Subsidiaries and their predecessors, he or she has become familiar, or will become familiar, with the Partnership’s and its Subsidiaries’ and their predecessors’ trade secrets and with other confidential information concerning the Partnership, its Subsidiaries and their respective predecessors and that his or her services have been and will be of special, unique and extraordinary value to the Partnership and its Subsidiaries. Therefore, each Individual Limited Partner agrees that, during the Restricted Period, such Individual Limited Partner shall not directly or indirectly, engage in any business that competes with the business of the Partnership or its Subsidiaries as of the date hereof or during the Restricted Period anywhere in the world in which the Partnership or its Subsidiaries is doing business. For purposes of this Section 11.2.3, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Section 11.2.3 shall prohibit any Individual Limited Partner from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as such Individual Limited Partner has no active participation in the business of such corporation.

11.2.4 Each Individual Limited Partner understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Partnership and any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Partnership and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), such Individual Limited Partner does not believe would prevent him from otherwise earning a living. Each Individual Limited Partner has carefully considered the nature and extent of the restrictions placed upon him by this Third Amendment, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Partnership disproportionate to the detriment which the same may cause such Individual Limited Partner.

11.2.5 Confidential Information; Work Product.

(a) Each Individual Limited Partner agrees that such Individual Limited Partner shall not disclose or use at any time, either during any period in which such Individual Limited Partner provides Services or thereafter, any Confidential Information (as hereinafter defined) of which such Individual Limited Partner is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by such Individual Limited Partner’s performance in good faith of duties assigned to such Individual Limited Partner by the Partnership or any of its Subsidiaries. Such Individual Limited Partner will take reasonable steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Such Individual Limited Partner shall deliver to the Partnership at the termination of any period during which such Individual Limited Partner provides Services, or at any time the Partnership may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Partnership or any of its Subsidiaries which such Individual Limited Partner may then possess or have under his control.

(b) As used in this Third Amendment, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Partnership or any of its Subsidiaries in connection with its business, including, but not limited to, information, observations and data obtained by such Individual Limited Partner while employed by the Partnership or any of its Subsidiaries or any predecessors thereof (including those obtained prior to the date of this Third Amendment) concerning (i) the business or affairs of the Partnership or any of its Subsidiaries (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date such Individual Limited Partner proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Third Amendment, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Partnership’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by such Individual Limited Partner (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Work Product results from any work performed for the Partnership, any use of the Partnership’s premises or property or any use of the Partnership’s Confidential Information) by the Partnership (including those conceived, developed or made prior to the date of this Third Amendment) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(d) To the extent, if any, that such Individual Limited Partner retains any right, title or interest with respect to any Work Product that he develops during his employment with the Partnership, such Individual Limited Partner grants to the Partnership an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license (i) to modify all or any portion of such Work Product, including, without limitation, the making of additions to or deletions from such Work Product, regardless of the medium (now or hereafter known) into which such Work Product may be modified and regardless of the effect of such modifications on the integrity of such Work Product, and (ii) to identify such Individual Limited Partner, or not to identify such Individual Limited Partner, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified. Such Individual Limited Partner further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Work Product that you may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

11.2.6 Specific Enforcement. The Individual Limited Partners acknowledge and agree that irreparable damage would occur in the event that the provisions of this Section 11.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Third Amendment and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

11.3 Voting Agreement.

11.3.1 Each Individual Limited Partner hereby revokes any and all prior proxies or powers of attorney in respect of any of such Individual Limited Partner’s Units and constitutes and appoints Apollo Management VI, L.P., or any nominee of Apollo Management VI, L.P., with full power of substitution and resubstitution, at any time during the period from the date hereof until the termination of this Third Amendment pursuant to Section 1.6 hereof (such period, the “Term”), as its true and lawful attorney and proxy (its “Proxy”), and in its name, place and stead, to vote each of such Units (whether such shares are currently held or may be acquired in the future by such Individual Limited Partner) as its Proxy, at every annual, special, adjourned or postponed meeting of the limited Partners of the Partnership, including the right to sign its name (as member) to any consent, certificate or other document relating to the Partnership that the laws of the state of Delaware may permit or require with respect to any matter referred to be voted on by the Limited Partners of the Partnership. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

11.3.2 No Proxies for or Encumbrances on Individual Limited Partner Units. Except pursuant to the terms of this Third Amendment, during the Term, no Management Limited Partner shall, without the prior written consent of Apollo Management VI, L.P., directly or indirectly, (i) grant any proxies (other than pursuant to Section 11.3.1 above) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Units held by such Individual Limited Partner or (ii) except as otherwise permitted hereby, Transfer any such Individual Limited Partner’s Units.

11.3.3 Restructuring Event. The Partnership may, at the discretion of the General Partner and in accordance with applicable U.S. state and federal law (including the 1933 Act and the 1934 Act and the rules promulgated thereunder), effect a reorganization, reclassification, conversion, merger, recapitalization or restructuring (each, a “Restructuring Event”) pursuant to which the Limited Partners would become limited partners or shareholders of a new partnership, limited liability company or corporation and cease to be Limited Partners of the Partnership or receive different securities of the Partnership. The units, shares or other equity interests provided to each Individual Limited Partner pursuant to such Restructuring Event would provide each Individual Limited Partner with substantially similar economic and other rights and privileges as such Individual Limited Partner had as an Individual Limited Partner of the Partnership prior to such Restructuring Event and which are consistent with the rights and preferences attendant to the Units held by the Individual Limited Partners immediately prior to such Restructuring Event. It is contemplated that the Individual Limited Partners, the company formed by such Restructuring Event and, in the discretion of the Apollo Group, the Apollo Group, would enter a partnership agreement, limited liability company agreement or management shareholders agreement, as the case may be, in conjunction with such Restructuring Event, containing provisions substantially similar to the provisions of this Third Amendment. The Individual Limited Partners hereby agree to enter into any such Individual Limited Partners agreement or management shareholders agreement.

ARTICLE XII

INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Investment Intention and Restrictions on Disposition. Each Individual Limited Partner represents and warrants that such Individual Limited Partner is acquiring the Units solely for such Individual Limited Partner’s own account for investment and not with a view to resale in connection with, any distribution thereof. Each Individual Limited Partner agrees that such Individual Limited Partner will not, directly or indirectly, Transfer any of the Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Units) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the 1933 Act, all applicable state securities or “blue sky” laws and this Third Amendment, as the same shall be amended from time to time. Any attempt by an Individual Limited Partner, directly or indirectly, to Transfer, or offer to Transfer, any Units or any interest therein or any rights relating thereto without complying with the provisions of this Third Amendment, shall be void and of no effect.

12.2 Securities Laws Matters. Each Individual Limited Partner acknowledges receipt of advice from the Partnership that (a) the Units have not been registered under the 1933 Act or qualified under any state securities or “blue sky” laws, (b) it is not anticipated that there will be any public market for the Units, (c) the Units must be held indefinitely and such Individual Limited Partner must continue to bear the economic risk of the investment in the Units unless the Units are subsequently registered under the 1933 Act and such state laws or an exemption from registration is available, (d) Rule 144 promulgated under the 1933 Act (“Rule 144”) is not presently available with respect to sales of any securities of the Partnership and the Partnership has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (e) when and if the Units may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule and the provisions of this Third Amendment, (f) if the exemption afforded by Rule 144 is not available, public sale of the Units without registration will require the availability of an exemption under the 1933 Act, (g) restrictive legends shall be placed on any certificate representing the Units, and (h) a notation shall be made in the appropriate records of the Partnership indicating that the Units are subject to restrictions on transfer and, if the Partnership should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

12.3 Ability to Bear Risk. Each Individual Limited Partner represents and warrants that (i) such Individual Limited Partner’s knowledge and experience in financial and business matters are such that such Individual Limited Partner is capable of evaluating the merits and risks of the investment in the Units; (ii) such Individual Limited Partner’s financial situation is such that such Individual Limited Partner can afford to bear the economic risk of holding the Units for an indefinite period; and (iii) such Individual Limited Partner can afford to suffer the complete loss of such Individual Limited Partner’s investment in the Units.

12.4 Access to Information; Sophistication; Lack of Reliance. Each Individual Limited Partner represents and warrants that (a) such Individual Limited Partner is familiar with the business and financial condition, properties, operations and prospects of the Partnership and its Subsidiaries and that such Individual Limited Partner has been granted the opportunity to ask questions of, and receive answers from, representatives of the Partnership concerning the Partnership and its Subsidiaries and the terms and conditions of the purchase of the Units and to obtain any additional information that such Individual Limited Partner deems necessary, (b) such Individual Limited Partner’s knowledge and experience in financial and business matters is such that such Individual Limited Partner is capable of evaluating the merits and risk of the investment in the Units and (c) such Individual Limited Partner has carefully reviewed the terms and provisions of this Third Amendment and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Individual Limited Partner represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Partnership and its Subsidiaries or as to the desirability or value of an investment in the Partnership has been made to such Individual Limited Partner by or on behalf of the Partnership,

(ii) such Individual Limited Partner has relied upon such Individual Limited Partner’s own independent appraisal and investigation, and the advice of such Individual Limited Partner’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Partnership and (iii) such Individual Limited Partner will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Partnership.

12.5 Accredited Investor; Exemption from Registration. Each Individual Limited Partner represents and warrants that such Individual Limited Partner is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act and, in connection with the execution of this Third Amendment, agrees to deliver such certificates to that effect as the Board may request; provided that, to the extent that any such Individual Limited Partner does not qualify as an “accredited investor,” such Individual Limited Partner acknowledges and agrees that the offering of the Units hereunder is intended to be exempt from registration under the 1933 Act, by virtue of Section 4(2) of the 1933 Act and/or the provisions of Regulation D and/or Rule 701 promulgated under the 1933, or in reliance upon another specific exemption therefrom, which exemption may depend upon, among other things, the bona fide nature of the Individual Limited Partner’s investment intent, status as an employee, director or bona fide consultant of or to the Partnership, and representations as expressed herein.

12.6 Additional Representations and Warranties. Each Individual Limited Partner represents and warrants that (a) such Individual Limited Partner has duly executed and delivered this Third Amendment; (b) all actions required to be taken by or on behalf of such Individual Limited Partner to authorize it to execute, deliver and perform its obligations under this Third Amendment have been taken and this Third Amendment constitutes such Individual Limited Partner’s legal, valid and binding obligation, enforceable against such Individual Limited Partner in accordance with the terms hereof; (c) the execution and delivery of this Third Amendment and the consummation by such Individual Limited Partner of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such Individual Limited Partner or by which such Individual Limited Partner or any material portion of its properties is bound; (d) no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Individual Limited Partner in connection with the execution and delivery of this Third Amendment or the performance of such Individual Limited Partner’s obligations hereunder; (e) if such Individual Limited Partner is an individual, such Individual Limited Partner is a resident of the state set forth below such Individual Limited Partner’s name on the signature page hereof; and (f) if such Individual Limited Partner is not an individual, such Individual Limited Partner’s principal place of business and mailing address is in the state or foreign jurisdiction set forth below the Individual Limited Partner’s signature on the signature page.

12.7 Certain Individual Limited Partners. Notwithstanding anything to the contrary contained herein, the representations and warranties under this Article XIII shall be deemed not to be made by Individual Limited Partners not executing this Third Amendment or a joinder agreement to this Third Amendment.

ARTICLE XIII

OTHER PROVISIONS

13.1 Appointment of General Partner as Attorney-in-Fact.

13.1.1 Each Limited Partner, including, without limitation, each Additional Limited Partner, by its execution of this Third Amendment, irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Third Amendment, including, without limitation:

(a) All certificates and other instruments (including, without limitation, counterparts of this Third Amendment), and all amendments thereto, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Limited Partners.

(b) All instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership adopted in accordance with the terms of this Third Amendment.

(c) All conveyances of property, and all other instruments, which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Third Amendment.

13.1.2 The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Third Amendment will be relying upon the power of the General Partner to act as contemplated by this Third Amendment in any filing and other action by it on behalf of the Partnership, shall survive the bankruptcy, death, adjudication of incompetence or insanity, other incapacity or dissolution of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Interests of such Person, and shall not be affected by the subsequent incapacity of the principal; provided that in the event of the assignment by a Limited Partner of all of its Interests, the foregoing power of attorney of the assignor Limited Partner shall survive such assignment only until such time as the assignee shall have been admitted to the Partnership and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

13.2 Amendments.

13.2.1 Each Additional Limited Partner, additional General Partner and successor General Partner shall become a signatory hereto by signing such number of counterpart signature pages to this Third Amendment, a power of attorney to the General Partner, and such other instruments, in such manner, as the General Partner shall determine. By so signing, each Additional Limited Partner, additional General Partner or successor General Partner, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Third Amendment.

13.2.2 In addition to other amendments authorized herein or required by law, amendments may be made to this Third Amendment from time to time by the General Partner with the consent of the Limited Partners holding a majority of the outstanding Units; provided that an amendment which adversely affects one or more Partners in a manner that does not similarly affect all other Partners (other than through economic or voting dilution) shall also require the consent of such Partner (or if more than one Partner is similarly adversely affected, then consent by the Partners holding a majority of the outstanding Units held by such similarly adversely affected Partners shall be required).

13.2.3 In addition to other amendments authorized herein, amendments may be made to this Third Amendment from time to time by the General Partner, without the consent of any of the Limited Partners: (a) to delete or add any provision of this Third Amendment required to be so deleted or added by any federal or state official, which addition or deletion is deemed by such official to be for the benefit or protection of the Limited Partners; (b) to alter the interest or rights of any Partner in profits, losses or distributions hereunder to reflect the issuance of Interests to an Additional Limited Partner in accordance with the terms of this Third Amendment; (c) to take such actions as may be necessary (if any) to insure that the Partnership will be treated as a partnership, and that each Limited Partner will be treated as a limited partner, for federal income tax purposes; provided that no amendment shall be adopted pursuant to this Section 13.2.3 unless the adoption thereof does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes; (d) to issue additional Units or new classes of units having rights and preferences different from the Units to Limited Partners or Additional Limited Partners; or (e) to implement a Solvent Reorganization.

13.2.4 If this Third Amendment is amended as a result of adding or substituting a Limited Partner or increasing the investment of a Limited Partner, the amendment to this Third Amendment shall be sufficient when it is signed by the General Partner and by the Person to be substituted or added or who is increasing its investment in the Partnership, and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Third Amendment is amended to reflect the designation of an additional General Partner, the amendment to this Third Amendment shall be sufficient when it is signed by the other General Partner or General Partners and by the additional General Partner. If this Third Amendment is amended to reflect the withdrawal of a General Partner and if the business of the Partnership is to be continued, the amendment to this Third Amendment shall be sufficient when it is signed by the withdrawing General Partner (and such General Partner hereby so agrees) and by the remaining or successor General Partner or General Partners.

13.2.5 In making any amendments, there shall be prepared and filed by the General Partner such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Partnership.

13.3 Security Interest and Right of Set-Off. As security for any withholding tax or other liability or obligation to which the Partnership may be subject as a result of any act or status of any Limited Partner, or to which the Partnership may become subject with respect to the Interest of any Limited Partner, the Partnership shall have (and each Limited Partner hereby grants to the Partnership) a security interest in all Distributable Cash distributable to such Limited Partner to the extent of the amount of such withholding tax or other liability or obligation. The Partnership shall have a right of set-off against such distributions of Distributable Cash in the amount of such withholding tax or other liability or obligation. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution to a Partner shall be treated as an amount distributed to such Partner for all purposes under this Third Amendment.

13.4 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto.

13.5 Applicable Law. This Third Amendment shall be construed and enforced in accordance with the Act and other laws of the State of Delaware.

13.6 Entire Agreement. This Third Amendment, the Purchase Agreement, the Registration Rights Agreement, certain letter agreements of equal date herewith (or made in connection with the Prior Agreement) among parties hereto and any applicable Unit Subscription Agreement constitute the entire agreement of the parties as to the subject matter hereof and supersede any and all prior agreements, understandings and negotiations relating to such subject matter.

13.7 Counterparts. This Third Amendment may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

13.8 Separability of Provisions. Each provision of this Third Amendment shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation or effect of those portions of this Third Amendment which are valid.

13.9 Article and Section Titles. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Third Amendment as set forth in the text.

13.10 Disputes; Attorneys’ Fees. In the event that any dispute between the parties hereto should result in litigation or arbitration, (i) such dispute shall be brought in the courts of

New York County, New York or in the United States District Court for the Southern District of New York, or shall be conducted before an arbitrator in New York, New York, as applicable, and (ii) the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 13.10: (a) attorneys’ fees shall include, without limitation, fees incurred in the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy, and debtor and third party examinations, (iv) discovery, and (v) bankruptcy litigation; and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

13.11 Management Limited Partner’s Services. Nothing contained in this Third Amendment shall be deemed to obligate the Partnership or any Subsidiary to employ or retain any Management Limited Partner in any capacity whatsoever or to prohibit or restrict the Partnership (or any Subsidiary) from terminating the Services of the Management Limited Partner at any time or for any reason whatsoever, with or without Cause.

13.12 Spousal Consent. The spouses of the Individual Limited Partners are fully aware of, understand and fully consent and agree to the provisions of this Third Amendment and its binding effect upon any community property interests or similar marital property interests in the Units they may now or hereafter own, and agree that the termination of their marital relationship with any Individual Limited Partner for any reason shall not have the effect of removing any Unit otherwise subject to this Third Amendment from the coverage of this Third Amendment and that their awareness, understanding, consent and agreement are evidenced by their signing this Third Amendment. Furthermore, each Individual Limited Partner agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Partnership, a counterpart of this Third Amendment, or a spousal joinder to this Third Amendment.

13.13 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

13.14 Effective Date. The effectiveness of this Third Amendment is conditioned upon the Offering and this Third Amendment shall be deemed effective and operative immediately prior to such Offering.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment as of the date first written above.

GENERAL PARTNER

VERSO PAPER INVESTMENTS LP
By:	VERSO PAPER INVESTMENTS MANAGEMENT LLC

By:
Name:
Title: